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EXHIBIT 10.14


                        2000 STOCK OPTION PLAN AMENDMENT

The following sets forth the entire text of the proposed amendment to the 2000 Stock Option Plan:

The second sentence of Section 5 of the Plan shall be deleted and replaced with the following:

     The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 500,000 shares.

Except as amended, as stated above, the Plan shall continue in full force and effect.